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                     April 26, 2021

       Neil Klompas
       Chief Financial Officer
       Zymeworks Inc.
       1385 West 8 th Avenue
       Suite 540
       Vancouver, BC
       V6H 3V9

                                                        Re: Zymeworks Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-38068

       Dear Mr. Klompas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences